Exhibit (a)(29)

To:	All Employees

From	David E. I. Pyott, Chairman of the Board and CEO

Re:	Update on Valeant / Pershing Square

I wanted to update you on an important development in the ongoing situation with Valeant and Pershing Square. This morning, Allergan filed a lawsuit in federal court against Valeant, Pershing Square and William Ackman, alleging that in their attempt to take over Allergan, they violated federal securities laws by committing insider trading and fraud, and that they provided misleading information that failed to disclose material information to Allergan stockholders.

There has been much written in the media about how Pershing Square acquired its shares in Allergan and many have questioned whether their actions were, in fact, legal. Today, Allergan took an important step in resolving this question and protecting the rights of all our stockholders from the actions of one hedge fund. As part of the lawsuit, Allergan is seeking, among other things, an order requiring Pershing Square to rescind the purchase of Allergan shares it acquired in violation of insider trading laws.

The Allergan Board of Directors has a duty to our stockholders and we believe it is crucial that stockholders have complete and accurate information when they make their decision regarding the future of their investment in Allergan. Importantly, we have deliberately chosen a course of action that will not impede the efforts of Pershing Square and Valeant to call a special stockholder meeting, provided that they have done so in compliance with applicable laws and Allergan’s bylaws.

There will likely be speculation in the media about what this lawsuit means for Allergan – I encourage you not to be distracted by what you may read or hear. We recognize that what matters is delivering the most value to our stockholders and that mission remains our primary focus. To that end, the most important thing all of us can do is to continue to build on our significant business momentum to meet and exceed the expectations of our customers and their patients.

As always, I would like to convey my deep gratitude for your hard work, your valuable contributions and your dedication to Allergan.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC that has been mailed to stockholders of the Company. In addition, the Company has filed a preliminary solicitation statement with the SEC on July 29, 2014 and intends to file a definitive solicitation statement. Any definitive solicitation statement will be mailed to stockholders of the Company. INVESTORS AND STOCKHOLDERS OF ALLERGAN ARE ENCOURAGED TO READ THESE AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents as they become available and any other documents filed with the SEC by the Company at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at www.allergan.com. Copies of these materials may also be requested from Allergan’s information agent, Innisfree M&A Incorporated, toll-free at 877-800-5187. The Company, its directors and certain of its officers and employees are participants in solicitations of Company stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.